Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION
Contact:	John Sullivan
Executive Vice President and Chief Financial Officer
(518) 452-1242 ext. 7400
THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com)
Investor Relations Counsel
(212) 704-9727

Trans World Entertainment Announces Fourth Quarter and Fiscal Year 2002 Results

- Company Provides Guidance For 2003 -

- Company Determines It Has An Impairment Of Goodwill Balances -

ALBANY, N.Y., Feb 27, 2003 /PRNewswire-FirstCall via COMTEX/ — Trans World Entertainment Corporation (Nasdaq: TWMC) today announced its financial results for the fourth quarter and fiscal year 2002 and its outlook for fiscal 2003. The following quarterly and annual 2002 results do not reflect a charge the Company will take in its fiscal year 2002 in accordance with the Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets”, which was adopted by the Company at the beginning of the fiscal year.

For the fourth quarter of 2002, the Company reported net income, prior to the as yet undetermined impairment charge discussed below, of $27.4 million, or $0.69 per share, compared to net income of $34.5 million, or $0.82 per share, in the fourth quarter of 2001. Total sales were $483.7 million for the fourth quarter of 2002, compared to sales of $511.0 million in the prior year. Comparable store sales for the fourth quarter of 2002 decreased 3%.

In the fourth quarter of 2002, gross profit as a percentage of sales was 31.9%, compared to 31.7% for the same period in 2001. Selling, general and administrative expenses as a percentage of sales were 18.7% as compared to 17.9% in the fourth quarter of last year.

“We had a relatively strong conclusion to an otherwise challenging year,” commented Robert J. Higgins, Trans World’s Chairman and CEO. “Our Holiday Sales compared well to other retailers’ results, and earnings were in-line with our expectations.”

Total sales for the fiscal year ended February 1, 2003, were $1.3 billion, a decrease of 8% from last year. Comparable store sales decreased 5%. Excluding the effect of a non-cash write off of an investment taken in the third quarter, and prior to the as yet undetermined impairment charge discussed below, net income for fiscal 2002 was $5.8 million, or $0.14 per share compared to net income of $16.8 million, or $0.39 per share in 2001. After the effect of the investment charge, but prior to the as yet undetermined impairment charge discussed below, net income was $0.6 million or $0.01 per share.

The Company further reported that it would record a non-cash impairment charge in fiscal 2002 related to Statement of Financial Accounting Standard (SFAS) No. 142, concerning the accounting for goodwill. The Company completed its annual impairment assessment, as prescribed by FAS 142, and has determined that its goodwill asset balance is impaired. The Company will undertake the effort to determine the amount of the impairment in accordance with FAS 142 and the charge will be reflected in its 2002 annual financial results when filed in its annual 10-K report, due to be filed on May 2, 2003. At fiscal year end 2002, the Company has $41 million recorded in goodwill and the Company believes that after completing its final assessment it is likely that the entire amount will be written-off. Assuming that the Company’s full $41 million of recorded goodwill is determined to be impaired, the Company’s net loss for the fourth quarter of 2002 will be $1.7 million or $(0.04) per share, and the net loss for fiscal 2002 would be $28.5 million or $(0.71) per share.

Mr. Higgins added, “The determination that the fair value of our recorded goodwill has declined reflects current economic and industry conditions, yet does not reflect our overall view of and optimism for the future. We will continue to invest in and grow our business to improve profitability.”

“During 2003 we will leverage our strong financial position and proven industry expertise as we continue to exploit Trans World’s leadership position. Our strategy will focus on further developing the FYE brand, broadening our product offering, and expanding Trans World’s market share in the DVD and video game categories. We anticipate that newly installed Listening and Viewing Stations (LVS) will increase our share of the music market and that the exit of competitors from the market will allow us to capitalize on real estate opportunities,” Mr. Higgins continued.

Management expects earnings in the range of $0.15 to $0.20 per share for fiscal year 2003 on total sales approximating 2002 levels. In addition, management forecasts gross margin of 32% with SG&A rates improving to the range of 27% to 28%.

“With the current line-up of new releases, and our results for February to date, we expect comparable store sales in the first quarter of this year to be positive to last year,” concluded Mr. Higgins.

About Trans World Entertainment Corp.

Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and an e-commerce site, http://www.fye.com. In addition to its mall locations, operated under the “fye” (for your entertainment) brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Spec’s and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

INCOME STATEMENTS:

	Thirteen Weeks Ended
	Excluding FAS 142 Impairment Charge		Including FAS 142 Impairment Charge
(in millions, except per share data)	Feb. 1, 2003	% to Sales	Feb. 1, 2003	% to Sales	Feb. 2, 2002	% to Sales

Sales	$483.7		$483.7		$511.0

Cost of sales	329.6	68.1%	329.6	68.1%	348.9	68.3%
Gross profit	154.1	31.9%	154.1	31.9%	162.1	31.7%

Selling, general and administrative expenses	90.4	18.7%	90.4	18.7%	91.3	17.9%

FAS 142 impairment charge(1)	—		40.9	8.5%	—

Depreciation and amortization	10.4	2.2%	10.4	2.1%	10.4	2.0%
Income (loss) from operations	53.3	11.0%	12.4	2.6%	60.4	11.8%

Interest expense (income)	0.3	0.1%	0.3	0.1%	(0.2)	0.1%
Income (loss) before income taxes	53.0	10.9%	12.1	2.5%	60.6	11.9%

Income tax expense (benefit)	25.6	5.3%	13.8	2.9%	26.1	5.1%

NET INCOME (LOSS)	$27.4	5.6%	$(1.7)	-0.4%	$34.5	6.8%

Basic earnings (loss) per common share:
Earnings (loss) per share	$0.69		$(0.04)		$0.83
Weighted average number of common shares outstanding	39.5		39.5		41.5

Diluted earnings (loss) per common share:
Earnings (loss) per share	$0.69		$(0.04)		$0.82
Weighted average number of common shares outstanding	39.8		39.5		42.1

	Fiscal Year Ended
	Excluding FAS 142 Impairment Charge		Including FAS 142 Impairment Charge
(in millions, except per share data)	Feb. 1, 2003	% to Sales	Feb. 1, 2003	% to Sales	Feb. 2, 2002	% to Sales

Sales	$1,281.9		$1,281.9		$1,388.0

Cost of sales	863.4	67.4%	863.4	67.4%	935.3	67.4%
Gross profit	418.5	32.7%	418.5	32.7%	452.7	32.6%

Selling, general and administrative expenses	372.0	29.0%	372.0	29.0%	382.1	27.5%

FAS 142 impairment charge(1)	—		40.9	3.2%	—

Depreciation and amortization	40.2	3.1%	40.2	3.1%	40.6	2.9%
Income (loss) from operations	6.3	0.5%	(34.6)	-2.6%	30.0	2.2%

Interest expense (income)	1.1	0.1%	1.1	0.1%	0.3	0.1%
Income (loss) before income taxes	5.2	0.4%	(35.7)	-2.7%	29.7	2.1%

Income tax expense (benefit)	4.6	0.4%	(7.2)	-0.5%	12.9	0.9%

NET INCOME (LOSS)	$0.6	0.0%	$(28.5)	-2.2%	$16.8	1.2%

Basic earnings (loss) per common share:
Earnings (loss) per share	$0.02		$(0.71)		$0.40
Weighted average number of common shares outstanding	40.2		40.2		41.9

Diluted earnings (loss) per common share:
Earnings (loss) per share	$0.01		$(0.71)		$0.39
Weighted average number of common shares outstanding	40.6		40.2		42.6

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)

Cash and cash equivalents			$197.0		$254.9
Merchandise inventory			402.2		409.1
Fixed assets (net)			155.4		160.4
Accounts payable			326.9		378.9
Long-term debt and capital lease obligations, less current portion			7.9		9.5

Stores in operation			855		902

(1)               The Company will record a non-cash impairment charge in fiscal 2002 related to Statement of Financial Accounting Standard (SFAS) No. 142, concerning the accounting for goodwill. The Company completed its annual impairment assessment, as prescribed by FAS 142, and has determined that its goodwill asset balance is impaired.  The Company will undertake the effort to determine the amount of the impairment in accordance with FAS 142 and the charge will be reflected in its 2002 annual financial results when filed in its annual 10k report, due to be filed on May 2, 2003. At fiscal year end 2002 the Company has $41 million recorded in goodwill and the Company believes it is likely that the entire amount will be written-off after completing its final assessment. Assuming that the Company’s full $41 million of recorded goodwill is determined to be impaired, the Company’s net loss for the fourth quarter of 2002 will be $1.7 million or $(0.04) per share, and the net loss for fiscal 2002 would be $28.5 million or $(0.71) per share.

SOURCE Trans World Entertainment Corporation

CONTACT:

John Sullivan, Executive Vice President and Chief Financial Officer of Trans World Entertainment Corporation, +1-518-452-1242, ext. 7400; or Kimberly Storin, Investor Relations Counsel of The MWW Group, +1-212-704-9727, kstorin@mww.com, for Trans World Entertainment Corporation URL: http://www.fye.com